Exhibit 99.1

Final: For Release

NEW YORK & COMPANY, INC. UPDATES THIRD QUARTER GUIDANCE
Maintains Strong Balance Sheet

New York, New York – November 6, 2008 – New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 600 retail stores, today announced that based on preliminary unaudited results for the third quarter ended November 1, 2008, it expects a loss per diluted share towards the mid-point of its previous guidance range of a loss of $0.08 to $0.12 per share.  The Company also indicated that this guidance does not include an anticipated charge of approximately $0.03 per diluted share related to the management change announced on October 22, 2008.

The Company further announced that it expects to end the third quarter with a strengthened balance sheet, including increased cash and lower inventory, as compared to the third quarter of fiscal year 2007.  The Company expects to end the quarter with more than $40 million in cash representing an increase of $25 million versus the third quarter of fiscal year 2007, zero borrowings under its revolving credit facility and reduced long-term debt versus the third quarter of fiscal year 2007.  Inventory per average store at cost is expected to be down approximately 10% versus the third quarter of fiscal year 2007.

The Company believes that the economic environment will remain challenging and expects promotional activity to accelerate throughout the key holiday selling period and, in response, will continue to maintain tight control of expenses and inventory.  Further commentary on the outlook for the fourth quarter and full fiscal year will be provided as part of the Company’s regularly scheduled third quarter earnings release and conference call on November 20, 2008.

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) competition in our market, including promotional and pricing competition; (vii) our ability to retain, recruit and train key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) our reliance on foreign sources of production; (x) our ability to protect our trademarks and other intellectual property rights; (xi) our ability to maintain, and our reliance on, our information technology infrastructure; (xii) the effects of government regulation; (xiii) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xiv) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

The company’s financial statements for the quarter ended November 1, 2008 have not been finalized.  The company is required to consider all available information through the finalization of its financial statements and the possible impact of such information on its financial condition and results of operations for the reporting period, including the impact of such information on the complex and subjective judgments and estimates the company made in preparing certain of the preliminary information included in this press release which may lead to material differences between the preliminary results of operations described herein and the results of operations presented in the company’s subsequent earnings release and between such subsequent earnings release and the results of operations described in its Quarterly Report on Form 10-Q for the quarter ended November 1, 2008.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 600 stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.